Exhibit 10.8

Amendment No.1
to the
Edwards Lifesciences Corporation
Long-Term Stock Incentive Compensation Program
(as amended and restated on February 20, 2014)

The Edwards Lifesciences Corporation Long-Term Stock Incentive Compensation Program, as amended and restated on February 20, 2014 (the “Program”), is amended effective November 13, 2014 as follows as to awards granted under the Program on and after that date:

•                  Section 6.5 of the Program is hereby amended to delete language allowing for monthly vesting of stock options over 24-months for certain Retirement-eligible executives and now reads as follows:

6.5  Exercise of Options.  Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant; provided, however, that, subject to Section 5.6 herein, each Option shall become exercisable over a minimum period of three (3) years measured from the date of grant of the option.